Exhibit 10.7

Contract Agreement for the Development of POS and ERP System

This Agreement is entered into as of December 13, 2023 by and between DF Technology US Inc, herein referred to as “Developer,” with a principal place of business at 471 N Broadway #365, Jericho, NY 11753, and Fly-E Group, Inc. herein referred to as “Client,” with a principal place of business at 136-40 39th Ave, Flushing, NY11354.

1.	Scope of Services

1.1 Development Services: Developer agrees to design, develop, and deliver a Point of Sale (POS) and Enterprise Resource Planning (ERP) system (collectively, the “System”) in accordance with the detailed specifications set forth in Exhibit A attached to this Agreement.

1.2 Project Milestones: The System development will be completed in phases, each defined with specific deliverables and deadlines as detailed in Exhibit A.

2.	Compensation and Payment Terms

2.1 Fee Structure: The total fee for the services provided under this Agreement shall be up to $2.5 million, which will be payable in installments as per the milestones outlined in Exhibit A.

2.2 Invoicing and Payment: Developer will issue invoices corresponding to the milestones reached. Each invoice must be paid by Client within 30 days of receipt. Late payments will incur a charge of 10% per month on the overdue amount.

3.	Project Timeline

3.1 Commencement: The development services shall commence on December 13, 2023 and continue until the completion of the services as stipulated in Exhibit A.

3.2 Delivery: The final delivery of the System is scheduled for May 10, 2025, subject to adjustments mutually agreed upon by the parties in response to any changes in project scope or unforeseen delays.

4.	Confidentiality and Non-Disclosure

4.1 Confidentiality Obligation: Both parties agree to maintain the confidentiality of information shared during the course of this project and not to disclose it to any third party without the prior written consent of the other party.

4.2 Duration of Confidentiality: This obligation shall remain in effect for one year following the termination or expiration of this Agreement.

5.	Intellectual Property Rights

5.1 Ownership of Intellectual Property: Upon full payment of the agreed fees, all intellectual property rights in the developed System, excluding any pre-existing intellectual property of either party, shall become the sole and exclusive property of the Client.

5.2 Licensing: If any pre-existing intellectual property is incorporated into the System, Developer grants Client a non-exclusive, worldwide, perpetual license to use such intellectual property as part of the System.

6.	Warranties and Limitations

6.1 System Warranty: Developer warrants that the System will conform to the specifications and will be free from defects in workmanship and material for a period of 36 months from the date of final acceptance.

6.2 Remedies for Breach of Warranty: Developer will, at its own expense, correct any defects in the System or workmanship notified within the warranty period.

7.	Termination

7.1 Termination Rights: Either party may terminate this Agreement upon written notice if the other party materially breaches any of its terms and fails to correct the breach within 30 days after receiving written notice.

Company:	DF Technology US Inc	Company:	Fly-E Group, Inc

Signature:	/s/ Ruifeng Guo	Signature:	/s/ Zhou Ou
Name and Title:	Ruifeng Guo, CEO	Name and Title:	Zhou Ou, CEO
Date:	12/13/2023	Date:	12/13/2023

Exhibit A

Attached